Exhibit 8.1

[S&C Letterhead]

September 7, 2021

Thimble Point Acquisition Corp.,

195 Church Street, 15th Floor,

New Haven, CT 06510.

Ladies and Gentlemen:

As tax counsel to Thimble Point Acquisition Corp. in connection with the transactions described in the Registration Statement on Form S-4 (Form No. 333-254103) originally filed on July 16, 2021, as amended and supplemented through the date hereof (the “Registration Statement”), we hereby confirm to you that, subject to the qualifications, limitations and assumptions set forth in the Registration Statement, the statements set forth in the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences” are our opinion as to the material U.S. federal income tax consequences to the holders of Public Shares (as defined in the Registration Statement) of the Business Combination (as defined in the Registration Statement) and a redemption of Public Shares.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Sullivan & Cromwell LLP

Sullivan & Cromwell LLP